O'MELVENY & MYERS LLP

BEIJING	400 South Hope Street	NEW YORK
BRUSSELS	Los Angeles, California	SAN FRANCISCO
CENTURY CITY	90071-2899	SHANGHAI
HONG KONG	Telephone (213) 430-6000	SILICON VALLEY
LONDON	Facsimile (213) 430-6407	TOKYO
NEWPORT BEACH	www.omm.com	WASHINGTON, D.C.

June 30, 2008

The Investment Company of America
333 South Hope Street
Los Angeles, California  90071

Dear Ladies and Gentlemen:

At your request, we have examined your Registration Statement on Form N-1A and the related Post-Effective Amendment No. 115 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of Class F-2 shares of your common stock, $0.001 par value per share (the “Class F-2 Shares”).  We are familiar with the proceedings you have taken in connection with the authorization, issuance and sale of the Class F-2 Shares.

Based upon our examination and upon our knowledge of your activities, it is our opinion that, provided that an appropriate amendment to your Certificate of Incorporation is duly effected before the issued and outstanding Class F-2 Shares, when combined with the aggregate number of authorized shares of other classes of your common stock, exceed the authorized number specified in the Articles of Incorporation, the Class F-2 Shares upon issuance and sale in the manner described in the Registration Statement will constitute validly issued, fully paid and nonassessable Class F-2 Shares of your common stock.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O'MELVENY & MYERS LLP
O'MELVENY & MYERS LLP